Exhibit 13

Video Transcript:

Matt Mills:

StartEngine had a track record. We saw the money, we saw the marketing, we saw everything. Nobody else had that and that's why we chose them.

Mark Hanchett:

One of the reasons that we chose StartEngine is because it was one of the easiest platforms to launch a campaign on.

Jesse Woolmar:

Working with StartEngine is great. They're such an easy platform to work with. I'm amazed at how accessible everyone is all the way up to and including the CEO. Howard's great.

Ray Phillips:

They are engaging, they're friendly. They are very understanding and knowing, hey, this may be new to you. Let us hold your hand and walk you through the process and let us explain to you some things that you otherwise wouldn't be aware of.

Matt Mills:

The whole team, everybody we've had any dealings with, it's like, "Let me get this done. I'll get right back to you," and they always do. So it's been perfect.

Ray Phillips:

Well, I'm excited about what the future has for us with us working with StartEngine.

StartEngine is currently in the **Test the Waters Phase** for **Title IV** investments.

StartEngine

The future of investing is here.



Website | Los Angeles, CA | FINANCIAL SERVICES

$0.00 reserved

0 Reservation Holders	$500.00 Min. Investment
$11.25 Price per Share	$190M Valuation

RESERVE NOW

This Reg A+ Test the Waters offering is made available through StartEngine Crowdfunding, Inc.

StartEngine helps everyday people invest and buy shares in startups and early growth companies. We believe in creating access: that everyone should be able to invest in the ideas that could become the great businesses of tomorrow and that entrepreneurs should be able to raise money from the public and those that believe most in them. StartEngine is the 10th fastest-growing private company in California, according to the 2020 Inc. 5000 Series list.

Reasons to Invest

$125M+ raised for companies on StartEngine

$4.6M+ in revenue for 2018, 129% YoY growth

10th fastest-growing private company in California, according to the 2020 Inc. 5000 Series list

$18M+ in funding for StartEngine from over 8,000 investors

CEO Howard Marks, co-founder of Activision, which now has an $44B market cap

OVERVIEW

Investing in the Future Has Never Been Easier

There are nearly six million small businesses that employ people in the US, and almost all of them need more capital to grow. We've heard from hundreds of entrepreneurs about how difficult it is to raise funding—we're here to help fix that.

StartEngine revolutionizes the way startups get funding by providing a platform for companies to raise directly from the crowd. On our website, investors can:



Learn about different companies raising capital



Invest in those businesses and diversify their portfolio



Share in the success of the businesses that grow

StartEngine launched the first-ever equity crowdfunding campaign in the US in 2015. We've helped over 325 businesses raise capital, and they came in all shapes and sizes.

We've helped over **325 businesses** raise capital







OUR STRENGTH

The Power of the Crowd

When compared to venture capital, equity crowdfunding is a great equalizer:

64
Funded Industries

From transportation innovators to mezcal distillers, the crowd believes in more than just internet companies.

306
Funded Counties

Companies in 306 counties have received funding. Food for thought: 70% of VC funding goes to just 5 cities.

Female
Teams Raise More

On average, teams with at least one female cofounder raise 3% more than all-male teams. Compare that to 2018, in which all-male teams raised almost **double the amount** of VC investment on average than teams with at least one female cofounder.

At StartEngine, we believe in helping companies from all backgrounds. From a visionary dreaming up retail jetpacks to an electric bike company that aims to change the transportation landscape forever, we've seen it all, and we have helped them all raise money to fuel the next stage of their growth.

*Equity crowdfunding statistics are taken from the StartEngine Index, which compiles all Regulation Crowdfunding data. These statistics are accurate as of December 31, 2019. You can read more on our blog.

HOW IT WORKS

Taking a Peek Under the Hood

To do all this, StartEngine utilizes a piece of legislation called the JOBS Act, signed by President Obama in 2012. This bipartisan initiative lets everyday people invest in startups for the first time in 80 years.



Through it, companies can now raise capital by offering equity, debt and other securities through crowdfunding.

Over 80,000 people have invested on StartEngine, and now you have the opportunity to invest in us, the platform making it all happen.

TRACTION

Our Growth So Far

In just a few short years, StartEngine has already helped hundreds of companies raise over $125 million to grow and expand their businesses.

Amount Raised Over Time: $125M+



140
120
100
80
60
40
20
0
Amount Raised (in Millions)
Q4 '15
Q1 '16
Q2 '16
Q3 '16
Q4 '16
Q1 '17
Q2 '17
Q3 '17
Q4 '17
Q1 '18
Q2 '18
Q3 '18
Q4 '18
Q1 '19
Q2 '19
Q3 '19
Q4 '19
Q1 '20
Quarter

Company Network

325+
companies funded

51%
of companies to return to raise capital more than once

$55.60
raised per **minute** on StartEngine's platform

Investor Network

80,000+
investors

49%
Of investments come from StartEngine's community (and not from the communities of the companies on our platform)

$500
the most common investment amount on StartEngine

THE BUSINESS MODEL

How We Make Money

Campaign Success Fee

We make money when companies successfully raise money. We charge companies a percentage of what they raise, part of which we may take in equity.

Campaign Management Services

We provide companies with a range of services to help them onboard and launch their campaign, including marketing, building creative assets and advertising, and charge fees for those services.

Equity

We also take a percentage of what companies raise in equity, at the same terms as the investors on our platform.



Meet Our Co-Founder & CEO



Howard Marks

Co-founder of Activision

Chairman of Activision Studios

Founder & CEO of Acclaim Games

Treasure of Los Angeles award recipient '15

Howard is an experienced entrepreneur and CEO with a history of building successful businesses. Before launching StartEngine, Howard co-founded Activision and was the Chairman of Activision Studios from 1991 until 1997. As a former Board Member and Executive Vice-President of video-game giant Activision, he and a partner took control in 1991 and turned the ailing company into the $37 billion market cap video game industry leader, selling millions of games.

Howard was also the founder and CEO of Acclaim Games, a publisher of online games that was later sold to The Walt Disney Company. Howard is the 2015 "Treasure of Los Angeles" recipient, awarded for his work to transform Los Angeles into a leading technology city.

Howard is a member of Mayor Eric Garcetti's technology council and a 4-year member of the Los Angeles Business Journal's 500 Most Influential People in LA. He is bilingual and is a triple national of the United States, United Kingdom, and France.

THE VISION

Join Thousands of StartEngine Shareholders

Our traction speaks for itself. In 2019, we increased the amount invested on StartEngine to $43,718,660, a YoY increase of 67%, and increased the number of people who invested for the first time on StartEngine to 27,964, a YoY increase of 103.9%.

By the end of 2019, we also raised $4M+ from 3,427 investors, established a broker-dealer subsidiary, StartEngine Primary, restructured our team internally, and became an application-based platform where companies have to apply to raise on StartEngine.



Now that we have made these important structural changes to the business, we are ready to scale. To achieve our growth goals, we are raising capital from the crowd once again to:



Launch
more great companies



Hire
top talent to scale our operations



Fund
our next big goal: **launching a secondary trading platform for investors**

With this trading platform, you will be able to sell the investments you made on StartEngine and buy the investments of others.

We Want to Build the NASDAQ for Private Companies


Trade NCCO
NCCO 7,777 $10.00
Order Book NCCO
Order Book NCCO
MacBook

Historically, most investors couldn't make a return on their startup investment until the company was acquired or if the company IPO'd and went public. That process could take anywhere from 5 to 10 years.

We have applied for an ATS (Alternative Trading System) license, and if approved by the SEC and FINRA, we will be able to launch a marketplace where investors on StartEngine can buy and sell securities that were originally issued on our platform.


Order Book NCCO
Order Book NCCO
My Order History NCCO

Investors will be able to buy and sell securities immediately in the case of Regulation A+ offerings and after one year in the case of Regulation Crowdfunding. No more waiting a decade or more just to have the opportunity to exit your investment.



IN THE PRESS

What They're Saying About Us

StartEngine Was **Ranked #10** in the 2020 Inc. 5000 Series List of the **Fastest-Growing Private Companies** in California

"The companies on this list demonstrate just how much the small-business sector impacts California's economy. Across every single industry, these businesses have posted revenue and growth rates that are beyond impressive.

Scott Omelianuk
Inc. Editor in Chief

StartEngine Was Recommended by Neil Patel's Angels & Entrepreneurs Network

"Howard [StartEngine's CEO] has a better track record, from what I've been able to see, than the founders of his competitors in the space. I've met with Howard in person, and there's not too many people that I know that have created as big of companies as he has.

Neil Patel
Co-Founder, Angels & Entrepreneurs

Featured Investor



Brian Lee
Co-founder of Legal Zoom, Honest Company, Shoe Dazzle, has invested in StartEngine.

Former CEO & Chairman of the Board, SkyBell
Stephen Drimmer

"StartEngine is on the cutting edge of capital democratization. I invested in StartEngine because of the vision and integrity of its founder. My faith in StartEngine has been justified as it has catapulted to the forefront of online equity investment. I am confident that the early success of StartEngine will continue into the future.

Director, Forefront Telecare
Robert Leff

"StartEngine is the leading product in this space and is instrumental in giving startups with limited resources a means to get funded.

Join Brian, Stephen, Robert, and over 8,000 other investors!

The Opportunity We See Ahead is Massive

The UK has a four year headstart on the US in equity crowdfunding. **The leading two UK platforms CrowdCube and Seedrs both report raising over £800M to date.**


Forecast: Volume Raised By Firms Using Equity Crowdfunding Platforms
In billions
12
10
8
6
4
2
0
2015
2016E
2017E
2018E
2019E
2020E
UK
US
Source: Nesta, KPMG, BI Intelligence Estimates



With less than a third of the US population, the UK has shown how effective equity crowdfunding can be. We believe that the appetite for equity crowdfunding will be even bigger in the US: more companies and more potential investors translates to more business for us.

By 2029, we hope to raise over $10,000,000,000 for companies.

Since Regulation Crowdfunding was enacted in May 16, 2016, over 2,000 entrepreneurs have used equity crowdfunding to fund their business, and they have collectively raised over $280M. While the data on Regulation A+ is less comprehensive, a report from 2017 noted that Regulation A+ offerings have raised $400M since 2015. Every year, more companies are launching than the previous year, and more people are choosing to invest in those businesses. Equity crowdfunding is growing.

More broadly, StartEngine is positioned in a FinTech industry that as a whole has boomed in recent years:

FinTech Is Booming

- According to an Accenture analysis of data from CB Insights, $22B was invested in FinTech globally in the first half of 2019
- US investment accounted for over half of that deal activity.
- Digitizing finance shows massive growth, with some of the largest valuations of the last year seen in FinTech industries.
- Carta ($1.7B valuation), Robinhood ($7.6B), Coinbase ($8B) and Stripe ($22.5B)


$1.4B
$7.6B
$8B
$22.5B
carta
robinhood
coinbase
stripe

Valuation of FinTech Companies, in Billions

In a social climate where the stratification between rich and poor is extreme, **we see an opportunity to bridge that divide and become an equalizer, creating more access to capital for entrepreneurs and more access to investments for the public.**

WHY INVEST

Join the Owner's Bonus Program



When you invest $1,000+ in StartEngine, or are investing in StartEngine again (thanks for the ongoing support!), **you will be a member of the StartEngine Owner's Bonus program for one year** from the time you invest in StartEngine*. What does that mean for you?

Earn More on Your Investments

Earn **10%** More

For one year, you can **earn 10% more** on your future investments in other participating companies raising capital on StartEngine. For example, if you buy 100 shares at $1 per share in a participating company on StartEngine, you will receive 10 additional shares, meaning you'll hold 110 shares for $100.

Priority on the Waitlist

1st in Line

For one year, you will have priority if you are on a waitlist to invest in a company that has surpassed its maximum funding goal. **You will have the first opportunity to invest should room in the offering become available** in the event of failed or canceled investments.

Hear About New Launches First

1st to Invest

Be the first in our community to hear about new launches and receive an email every time a bonus eligible company launches on StartEngine.

Join our Owner's Bonus Program by investing $1,000 or more in StartEngine!

The Owner's Bonus is activated at the time you submit an investment in StartEngine. If you already have the Owner's Bonus, you cannot renew your bonus for an additional year by making another investment in StartEngine until you are in the final three months of your bonus eligibility period.

StartEngine's Milestones

April 2012:
President Obama Signs the JOBS Act
President Obama signs the Jumpstart Our Business Startups Act, allowing non-accredited investors to invest in private businesses.





June 2015:
StartEngine Launches with First Offering
On the day Regulation A+ went into effect, StartEngine launches the first-ever Regulation A+ offering Elio Motors, which went on to raise $17M.

May 2016:
Regulation Crowdfunding Begins
Regulation Crowdfunding becomes effective, creating a new category of equity crowdfunding for raises up to $1.07M.





August 2017:
100,000 Users!
The number of people who use StartEngine reaches 6 figures!

June 2018:
StartEngine Raises $5M
StartEngine closes its first Regulation A+ offering, successfully raising $5M from 3,425 investors.





June 2019:
200,000 users!
StartEngine's community is now over 200,000 users!

July 2019:
Broker-Dealer
StartEngine is now a broker-dealer and can provide brokerage services to the companies on our platform.


$100M!

July 2019: $100M!
StartEngine is the first Reg CF platform to help companies raise $100M!

February 2020:
Inc. 5000 Recognition
StartEngine is ranked #10 in the 2020 Inc. 5000 Series list of the fastest-growing private companies in California.



March 2020:
StartEngine Raises $7M
StartEngine closes its second Regulation A+ offering, successfully raising $7M from 5,822 investors.



2020: StartEngine Secondary Launches
When StartEngine is approved as an alternative trading system, investors will be able to trade shares purchased on our platform.

Frequently Asked Questions

How do I make money on my investment?

Traditionally, you would have to wait until StartEngine went public or was acquired by another business to receive a return on your investment (a process that can take many years, if it occurs at all). Once we are approved to launch our investor trading marketplace, you will be able to sell your shares on StartEngine's website to other investors by posting the price per share you are willing to sell at, as well as how many shares you're selling, and see if there are any takers on the market. However, having a platform to sell your securities does not guarantee that there will be any purchasers for those securities at your desired price (or at any price). Please read the "risk factors" in our offering circular, where we discuss the limitations on liquidity of your shares.

Why did StartEngine's valuation increase from the company's previous raise?

We've built a strong team of just under 30 employees in nearly 5 years and launched more raises than any other funding portal. We also established StartEngine Primary LLC, our broker-dealer, in 2019, and we now take equity in the companies that raise on our platform as part of our fee structure. Our valuation also takes into account the amount invested on our platform, which in 2019 totaled $43,718,660, representing 67% YoY growth, as well as our future plans to launch an investor trading platform, called StartEngine Secondary.

We believe that creating a marketplace where investors can trade securities previously purchased in companies on StartEngine will increase investor activity on our platform: with Secondary, they will have the possibility of achieving a return on their investment faster than they would have otherwise. As a result, we believe investors will participate in more raises on StartEngine, which in time will help boost the strength and activity on the secondary trading market as well. At the center of all that activity, we see StartEngine.

What is your growth plan?

Our first priority last year was getting registered as a broker-dealer, which we accomplished. StartEngine's broker-dealer allows us to offer more services to companies and better help them raise capital, and we are able to accept a percentage of Regulation A+ raises as payment whereas previously StartEngine could only accept a flat fee per investor, which we believe will increase our revenue.

We encourage companies that have previously raised on StartEngine to continue raising capital with us the next year and the year after, increasing the lifetime value of each customer. Currently 51% of companies come back to raise a second funding round on StartEngine.

We also plan to launch new types of investment opportunities on StartEngine, including real estate and alternative assets, to bring a wider variety of investments to our community.

Our priority in 2020 is getting registered as an ATS (Alternative Trading System). Once approved by the SEC and FINRA, we will be able to launch StartEngine Secondary, our planned trading platform, where investors can buy and sell shares that were originally issued by companies raising capital on StartEngine.

I invested in StartEngine in an earlier funding round. What does this offering mean for my investment?

Our current offering does not impact your previous investment. The shares you purchased are still yours. StartEngine's valuation increased to $190M in this offering, and the price per share is now $11.25. For context, the valuation in our previous Regulation A+ offering in 2019 was $119M with a price per share of $7.50, and our first Regulation A+ offering which closed in 2018 had a valuation of $65M with a $5 price per share.

What are the risks?

A crowdfunding investment involves risk. You should not invest any funds in this offering unless you can afford to lose your entire investment. In making an investment decision, investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved. These securities have not been recommended or approved by any federal or state securities commission or regulatory authority.
The company is subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Meet Our Team



Johanna Cronin
Chief Marketing Officer



Josh Amster
Vice President, Sales & Business Development



Allen Jebsen
Vice President, Sales & Business Development



Jon Reyes
Director of Compliance & Due Diligence



Teddy Rounds
Director of Campaign Strategy



Meagan Holmes
Director of Investor Services



Ryan Deslauriers
Director of Lead Generation



Diana Ciraulo
Senior Account Manager



Chase Klyn
Business Development Representative



Max Crawford
Content Marketing Manager



Ali Jafri
Software Engineer



Gabe Beitcher
Account Manager



Andy Chung
Director of Client Marketing



Joe Mathews
Director of Technology



Ryan Kim
Software Engineer



Doryn Fine
Account Executive



Daniella Mohazab
Account Executive



David Maliglowka
Campaign Strategist



Upasna Javeri
Business Development Representative



Jay Chen
Counsel



Rachel Walker
Counsel



Michael Slocum
Software Engineer

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